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                                                                  Exhibit 10.1

                         FORM OF EMPLOYMENT AGREEMENT


   During the quarter ended June 30, 1995, the Company entered into employment agreements with the following executive officers: James G. Treybig, Robert C. Marshall, David J. Rynne, Donald E. Fowler, Kurt Friedrich, Gerald L. Peterson, and Roel Pieper. Such employment agreements provide generally for an initial term of eighteen months and contain certain severance payments and other benefits in the event that the executive is terminated during the period of employment without cause as defined in the employment agreements or in the event that the executive terminates employment during the period of employment for good reason as defined in the employment agreement. The employment agreements also provide for certain additional severance payments and other benefits in connection with a change of control of the Company.















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                              EMPLOYMENT AGREEMENT





                 THIS AGREEMENT, dated as of_______________, 1995, is entered into by and between Tandem Computers Incorporated ("Employer") and ______________________ ("Executive"), and supersedes and replaces any prior employment agreement previously entered into between Employer or any subsidiary thereof and Executive.

                 In consideration of the respective undertakings of Employer and Executive set forth below, Employer and Executive agree as follows:

                 1. Employment. Employer hereby employs Executive, and Executive accepts such employment and agrees to perform services for Employer, for the period and upon the other terms and conditions set forth in this Agreement.

                 2.       Term of Employment.

                          2.01    Period of Employment.  The initial term of
Executive's employment pursuant to this Agreement will commence on ________________, 1995 (the "Commencement Date") and, unless terminated at an earlier date in accordance with Section 5.01 of this Agreement, shall continue in effect until the date eighteen months after the Commencement Date or as extended to a later date under Section 5.03(a) or 5.03(e) of this Agreement. The term of Executive's employment under the terms of this Agreement commencing on the Commencement Date and ending pursuant to the terms hereof is hereinafter referred to as the "Period of Employment." The initial eighteen month Period of Employment under this Agreement shall be subject to possible extension in twelve month increments in the sole discretion of Employer as follows. Within one month prior to each anniversary of the Commencement Date during the Executive's Period of Employment, Employer may elect (which election shall be made in writing), in its sole discretion, to extend the term of Executive's employment pursuant to the terms of this Agreement for an additional twelve month period, under the terms and conditions in effect at the time of such election, or with such modifications as Employer and Executive may then agree. Failure of Employer to make any such election shall mean that there is no extension of the Period of Employment hereunder.

                          2.02    Expiration of Employment.  Executive may
continue employment with Employer after the expiration of the Period of Employment in which case Executive's employment relationship with Employer will be governed by such other terms as Executive and Employer may agree or as may apply under applicable law, and Executive's only rights continuing under this Agreement shall be those rights that have vested during the Period of Employment or otherwise continue after the Period of Employment under Section
5.03 or other express terms of this Agreement.
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                 3.       Position and Duties.

                          (a) During the Period of Employment, Executive agrees to perform such duties and executive functions as Employer shall assign to him from time to time and shall have the title of _______________________________. Executive shall devote his best efforts and (except as provided in Section 5.03(e) hereof) full-time attention to the performance of his duties.

                          (b) Except upon the prior written consent of Employer, Executive, during the Period of Employment, shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Employer, that might create a conflict of interest with Employer, or that otherwise might interfere with the business of Employer, or any affiliate of Employer.

                 4.       Compensation.

                          4.01    Base Salary.  Employer will pay to Executive
during the Period of Employment an annual base salary to be paid in substantially equal installments in accordance with Employer's standard payroll procedures and policies. The initial annual base salary will be at the rate currently being paid to Executive, and the annual base salary may be increased from time to time in the sole discretion of Employer (and may not be decreased except pursuant to a reduction comparable to reductions generally applicable to similarly situated employees of Employer imposed as part of a company wide cost-savings initiative).

                          4.02    Annual Bonus.  During the Period of
Employment, Executive will be entitled to participate in Employer's Targeted Income Plan, or any other bonus plan or program made generally available to Employer's senior executives (the "Plan"). The award of an annual bonus shall be subject to the terms and provisions of the Plan, which may be modified from time to time, and the Executive's annual incentive target bonus may be increased in the sole discretion of Employer (and may not be decreased except pursuant to a reduction comparable to reductions generally applicable to similarly situated employees of Employer imposed as part of a company wide cost-savings initiative).

                          4.03    Stock Options.  During the Period of
Employment, Executive will be eligible to receive grants of Employer's stock options or other stock incentive awards under programs which are made generally available to Employer's senior executives from time to time. Such grants are highly discretionary and will be subject to the terms of the applicable plans and agreements adopted by Employer from time to time.





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                          4.04    Participation in Other Benefit Plans.  During
the Period of Employment, Executive will be entitled to participate in Employer's retirement plans, medical and dental plans, disability plans, life insurance plans, and other Employer benefits not described elsewhere in this
Section 4 which are made generally available to Employer's senior executives from time to time to the extent that Executive's age, position and other factors qualify him for such benefits.

                          4.05    Fringe Benefits and Perquisites: Vacation and
Sick Leave. During the Period of Employment, Employer will provide Executive with such fringe benefits, perquisites, vacation and sick leave as Employer from time to time makes generally available to its senior executives.

                 5.       Termination and Change in Control.

                          5.01    Grounds for Termination.  The Period of
Employment will terminate prior to the expiration of the term set forth in
Section 2 of this Agreement in the event that:

                          (a)     Executive dies.

                          (b) Executive becomes permanently disabled and qualifies for payments under Employer's disability plans for a period covering 90 consecutive days.

                          (c) Employer terminates the Period of Employment for Cause. "Cause" means termination upon
                                  (i) willful and substantial failure by
                                  Executive to perform his duties with Employer (other than due to disability); (ii) willful engaging by Executive in conduct which is demonstrably and materially injurious to Employer or that demonstrates gross unfitness for service; (iii) Executive's conviction of a felony which impairs his ability substantially to perform his duties with Employer or other felony involving dishonesty or breach of trust; or (iv) any material breach by Executive of the terms of this Agreement. Executive will not be subject to termination for "Cause" without (A) reasonable written notice to Executive setting forth the reasons for Employer's intention to terminate Executive and (B) an opportunity for Executive to cure any of the actions or omissions forming the basis for such intended termination, if possible, within 15 days after receipt of such written notice.

                          (d) Executive terminates the Period of Employment for Good Reason. "Good Reason" means termination by Executive due to (i) a material reduction in Executive's position (status, offices, titles, or reporting requirements) , authorities, duties or responsibilities; (ii) a reduction in Executive's annual base salary or target annual bonus, other than a reduction comparable to





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                                  reductions generally applicable to similarly
                                  situated employees of Employer imposed as part of a company wide cost-savings initiative; (iii) a requirement for
                                  Executive to move his principal office in excess of 30 miles from the present location of Executive's principal office; or (iv) any material breach by Employer of the terms of this Agreement. Executive may not terminate his employment for "Good Reason" without
                                  (A) reasonable written notice to Employer setting forth the reasons for Executive's intention to terminate employment and (B) an opportunity for Employer to cure any of the actions or omissions forming the basis for such intended termination, if possible, within 15 days after receipt of such written notice.

                          (e) Employer terminates the Period of Employment without Cause, other than pursuant to Section 5.01(a) or (b) above.

                          (f) Executive voluntarily terminates the Period of Employment without Good Reason, other than pursuant to Section 5.01(a) or (b) above.

                 5.02     Effect of Termination.

                          (a) In the event of termination of the Period of Employment pursuant to the provisions of
                                  Section 5.01(a) above, Executive's estate will be entitled to be paid the annual base salary otherwise payable to Executive pursuant to Section 4.01 of this Agreement only through the date of termination, and Employer will continue to provide Executive with the benefits described in Sections 4.04 and 4.05 above through the date of termination. In addition, Executive's beneficiaries will be entitled to any benefits provided under Employer's life insurance plans.

                          (b) In the event of termination of the Period of Employment pursuant to the provisions of
                                  Section 5.01(b) above, Executive will be entitled to be paid the annual base salary otherwise payable to Executive pursuant to
                                  Section 4.01 of this Agreement only through the date of termination, and Employer will continue to provide Executive with the benefits described in Sections 4.04 and 4.05 above through the date of termination. Executive will also be entitled to benefits in accordance with the terms and conditions of Employer's disability plans.

                          (c) In the event of termination of the Period of Employment pursuant to the provisions of
                                  Section 5.01(c) or (f) above, Employer will have no further obligations





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                                  hereunder, except that (i) Employer will pay
                                  Executive his annual base salary and continue to provide Executive with the benefits described in Sections 4.04 and 4.05 above through the date of termination and shall remain obligated under Sections 5.03(h) and the first and third sentences of Section 7.06
                                  (a), and (ii) in the event of a termination pursuant to Section 5.01(f) because Executive does not accept Employer's offer under clause
                                  (A) of Section 5.03(e)(ii), Employer shall remain obligated under Section 5.03(c)(v) and
                                  (viii).  Executive will not be paid any
                                  annual bonus pursuant to Section 4.02 of this Agreement for the fiscal year in which the termination occurs or any subsequent fiscal year, unless otherwise provided in section 5.03(e).

                          (d) In the event of termination of the Period of Employment pursuant to the provisions of
                                  Section 5.01(d) or (a) above, Employer will
                                  (i) pay Executive his annual base salary through the date of termination at the rate in effect at the time notice of termination is given; (ii) pay Executive a pro-rated annual bonus for the fiscal year in which termination occurs for the portion of the fiscal year prior to the date of termination, based on Employer's performance through the end of the fiscal quarter in which the termination occurs; (iii) (except as provided in section 5.03(f)) pay to Executive, not later than 30 days following the date of termination, a lump sum payment equal to three times the sum of (A) Executive's annual base salary at the rate in effect at the time notice of termination is given plus (B) Executive's annual incentive target bonus under the Plan at the time notice of termination is given as if such bonus in paid at 100% of the potential payout under such Plan; (iv) continue to provide for a period of three years from the date of termination the benefits described in Section 4.04 (with disability benefits to be calculated as of the date of termination) to which Executive was entitled on the date of termination; (v) continue to provide for a period of three years from the date of termination the fringe benefits and perquisites described in Section
                                  4.05 to which Executive was entitled on the date of termination; (vi) (except as provided in section 5.03(e)) make a lump sum payment to Executive in the amount of _____________;
                                  (vii) pay for individual outplacement
                                  counseling services to Executive up to a maximum of $50,000; and (viii) extend any Employer loan guarantees and renew any Employer loans to Executive for a period of three years from the date of termination.





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                          (e)     Notwithstanding any other provision of this
                                  Agreement, Employer shall have the right in its sole discretion at any time, upon notice to Executive, to terminate Executive's employment without Cause as provided in
                                  Section 5.01(e). In the event of any such termination, Employer may condition making payment of the amounts contemplated to be paid under this Agreement upon Executive's execution and delivery of a release and settlement agreement in favor of Employer of all claims by Executive for payments under this Agreement or otherwise arising out of Executive's employment with Employer, except for any claims which Executive may have based on race, sex or age discrimination. Any decision of Employer to terminate Executive's employment without Cause shall not be subject to arbitration under this Agreement, nor may a termination without Cause be challenged for any reason in any court of law or before any federal or state administrative agency or in any other legal proceeding; provided that nothing in this paragraph (e) shall preclude arbitration of any claim for failure to pay amounts owed to Executive as expressly provided herein.

                 5.03 Provisions For Change In Control. The following special provisions will apply in connection with a Change in Control which is publicly announced during the Period of Employment. As used in this Agreement, "Change in Control" shall have the meaning given to it in Section 7.12. Unless otherwise expressly provided, the benefits under this Section 5.03 will be in addition to all other benefits to which Executive may be entitled under other provisions of this Agreement.

                          (a) When Employer publicly announces during the Period of Employment execution by Employer of a letter of intent or definitive agreement to consummate a transaction that would constitute a Change in control, Employer will pay to Executive a special incentive bonus in
                                  the amount of $______________.   The period
                                  following such announcement until the Change in Control occurs or the transaction is abandoned shall be included within the period of Employment for all purposes of this Agreement, and the Period of Employment shall thereby be extended to the expiration of such period.

                          (b) Upon the change in Control contemplated by the announcement described in Section 5.03(a), if Executive has remained in Employer's employment through the Change in Control or Executive's employment is terminated after the announcement described in Section 5.03(a) either by Employer without Cause or by Executive for Good Reason, Employer will pay to Executive a special extraordinary efforts bonus for





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                                  special efforts to accomplish the successful
                                  consummation of the Change in Control
                                  transaction.

                          (c)     Upon the Change in Control aforementioned in
                                  Section 5.03(b), if Executive has remained in Employer's employment through the Change in Control or Executive's employment is terminated after the announcement described in Section 503(a) either by Employer without Cause or by Executive for Good Reason, Employer shall use its best efforts to cause all stock options then held by Executive which have not yet vested to be assumed by the acquiring company, or to cause stock options with similar terms and conditions in the acquiring company to be substituted therefor, and, in either case, Executive shall continue to vest in such stock options in the acquiring company in accordance with their terms during additional employment and consulting periods described in paragraph (e) below and during such other periods as may apply pursuant to the terms of such stock options. The time to exercise any stock options in the acquiring company shall not terminate before 90 days following the end of the additional employment and consulting periods described in paragraph (e) below.

                          (d)     Upon the Change in Control aforementioned in
                                  Section 5.03(b), if Executive has remained in Employer's employment through the Change in Control or Executive's employment is terminated after the announcement described in Section 5.03(a) either by Employer without Cause or by Executive for Good Reason, Employer will pay to Executive the full (instead of pro-rated) annual bonus which would be payable to Executive for the entire fiscal year in which the Change in Control occurs, based on the assumption that Employer would have continued to perform for the full fiscal year at the same level of performance which it had achieved through the date of the Change in Control. All special payments which are made and expenses which are incurred on account of the Change in Control will be disregarded in measuring Employer's performance. Upon receipt of such payment, Executive shall not thereafter be entitled to receive any payment pursuant to Section 5.02
                                  (d)(ii).

                          (e)     (i)      Employer agrees to employ Executive,
                                           and Employee hereby accepts
                                           employment, as a full-time employee
                                           for the first six months following
                                           the Change in Control aforementioned
                                           in Section 3.03(b) and to pay
                                           Executive (I) a monthly base salary
                                           at twice the monthly rate of base
                                           salary in effect immediately prior
                                           to the change in Control and





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                                           (II) a bonus equal to Executive's
                                           annual incentive target bonus under
                                           the Plan at the time of the Change
                                           in Control (for the entire fiscal
                                           year in which the change in control
                                           occurs) as if such bonus is paid
                                           at 100% of the potential payout
                                           under such Plan.

                                  (ii)     Employer further agrees to offer to
                                           retain Executive during the second
                                           six months following the Change in
                                           Control either:

                                        (A)     as a full-time employee, in
                                                which event Employer will pay
                                                Executive seventy-five
                                                percent (75%) of the monthly
                                                base salary and bonus which
                                                is payable to Executive under
                                                the preceding sentence during
                                                the first six months
                                                following the Change in
                                                Control, or

                                        (B)     as a part-time consultant or
                                                employee, in which event
                                                Employer will pay Executive
                                                fifty percent (50%) of the
                                                monthly base salary and bonus
                                                which is payable to Executive
                                                under the preceding sentence
                                                during the first six months
                                                following the Change in
                                                Control.

                                  (iii) If Employer does not offer to retain Executive as a full-time employee pursuant to subparagraph (ii)(A) above, such action by Employer shall be deemed to be a termination of Executive's employment by Employer without Cause for purposes of this Agreement, including Section 5.03(f) below; provided, however, that nothing in this Section 5.03(e) shall affect or interfere with Employer's right to terminate
                                           Executive for Cause during
                                           Executive's full-time employment in
                                           accordance with the provisions of
                                           Section 5.01(c).

                                  (iv)     If Employer does offer to retain
                                           Executive as a full-time employee
                                           pursuant to subparagraph (ii)(A)
                                           above, and Executive accepts such
                                           offer and is employed as a full-time
                                           employee for such second six-month
                                           period, the Period of Employment
                                           will expire on the first anniversary
                                           of the Change in Control.
                                           Executive's employment with Employer
                                           shall continue thereafter at the
                                           level of monthly base salary and
                                           bonus which were in effect
                                           immediately prior to the Change in
                                           Control, or upon such other terms as
                                           Employer and Executive may agree,
                                           until terminated for any reason.

                                  (v)      If Employer does offer to retain
                                           Executive as a full-time employee
                                           pursuant to subparagraph





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                                  (ii)(A) above, and Executive does not accept
                                  such offer, Executive may elect to be a
                                  part-time employee or consultant during the second six months following the Change in Control on the terms described in subparagraph (ii)(B) above. If Executive elects such position as a part-time employee or consultant, his employment with Employer shall terminate upon the expiration of such second six-month period. Such election by Executive shall be deemed to be a voluntary termination of employment by Executive without good Reason at the end of such second six month period for purposes of this Agreement, including section 5.03(f) below; provided, however, that nothing in this section 5.03(e) shall affect or interfere with Executive's right to terminate employment for Good Reason during Executive's full-time employment in accordance with the provisions of Section 5.01(d).

                          (vi) The Period of Employment shall be extended to the expiration of both such six month periods described in subparagraphs (e)(i) and (ii) above, unless and until Executive declines Employer's offer of full or part-time employment or consultancy as described in subparagraphs (e)(i) and
                                  (ii) above, provided, that the compensation and bonus payments described in subparagraphs (e)(i) and (ii) above shall be in lieu of all amounts otherwise owing pursuant to Sections 4.01 or 4.02 hereof with respect to such periods.

                          (vii) If Executive is employed as a full-time employee for the first six months and retained as a full or part-time employee or consultant for the second six months after the Change in Control under the terms described above in this paragraph (e), and Employer performs its obligations under this paragraph (e), Executive shall not be entitled to receive any contribution or payment pursuant to Section 5.02(d)(vi).

                          (viii) Upon any breach of Employer's obligations under this paragraph (e) (which breach continues following written notice by Executive and the expiration of a reasonable opportunity for cure), Executive shall be entitled to receive the payment or contribution specified in Section 5.02(d)(vi), in addition to the amounts provided in section 5.03(f) below to the extent applicable.





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                 (f)      In the event of termination of Executive's employment
                          by Employer without Cause (other than due to Executive's death or permanent disability) or by Executive for Good Reason at any time within 36 months after the Change in Control aforementioned in
                          Section 5.03(b), Employer will pay to Executive, not later than 30 days following the date of termination, a lump sum Payment equal to two and one-half times the sum of (A) Executive's annual base salary at the rate in effect immediately prior to the Change in Control plus (B) Executive's annual incentive target bonus under the Plan at the time of the Change in Control as if such bonus is paid at 100% of the potential payout under such Plan. Upon receipt of such payment, Executive shall not be entitled to receive any payment pursuant to Section 5.02(d)(iii).

                 (g) In the event of termination of Executive's employment by Employer without Cause (other than due to Executive's death or permanent disability) or by Executive for Good Reason any time within 36 months after the Change in Control aforementioned in Section 5.03(b), Employer will continue to provide the benefits described in Sections 5.02(d)(iv) and (v) for a period of three years from the date of termination and will pay for individual outplacement counseling services described in Section 5.02(d)(vii). If Employer is unable for any reason to continue Executive's coverage under its medical benefits plan, Employer shall provide equivalent benefits coverage through insurance.

                 (h) In the event a Change in Control occurs and Executive becomes entitled to payments under this Agreement, Employer shall cause its independent auditors promptly to review, at Employer's sole expense, the applicability to such payments of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). If such auditors shall determine that any payment or distribution of any type by Employer to Executive or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional cash payment from Employer (a "Gross-Up Payment") within 30 days of such determination equal to an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax and employment taxes imposed upon the Gross-Up Payment, Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments; provided, however, that Executive will





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                                      be entitled to receive a Gross-Up Payment
                                      only if the amount of the payment defined in Section 28OG(b)(2) of the Code exceeds the sum of (A) $100,000 plus (B) 2.99 times the Executive's "base amount" as
                                      defined in Section 28OG(b)(3) of the
                                      Code, and provided further, that if
                                      Executive is not entitled to receive a
                                      Gross-Up payment, Executive will receive only an amount of Total Payments that would not include any payment defined in
                                      Section 28OG(b)(1) of the Code.  For
                                      purposes of the foregoing determination,
                                      Executive's income tax rate shall be
                                      deemed to be the highest statutory
                                      marginal Federal and California income
                                      tax rates (on a combined basis)
                                      applicable to individuals which are then in effect. Employer's independent auditors shall make their determination based upon a substantial authority standard under Section 6662 of the Code. The intent of the parties is that Employer shall be solely responsible for, and shall pay, any Excise Tax on the Total Payments and Gross-up Payment and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up
                                      Payment, as well as any loss of tax
                                      deduction caused by the Gross-Up Payment.
                                      An example of the calculation of the
                                      Gross-Up Payment is set forth in
                                      Appendix A. If no determination by
                                      Employer's auditors is made prior to the time a tax return reflecting any portion of the Total Payments is required to be filed by Executive, Executive will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by Executive in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by Employer's independent auditors or reflected in Executive's tax returns, Executive shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from Employer within 30 days of such determination.

         6. Taxes. All payments to be made to Executive under this Agreement will be net of required withholding of federal, state income and employment taxes.

         7.      Miscellaneous.

                 7.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

                 7.02 Successors. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs and estate and of Employer and its successors. Employer will require any successor (whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume this





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Agreement.  Failure of Employer to obtain such assumption of this Agreement prior to the consummation of any such succession shall be a breach of this Agreement. In any case where a successor assumes Employer's obligations under this Agreement by operation of law, the requirements imposed in thus Section
7.02 will be satisfied if the successor acknowledges to Executive in writing that it shall assume or has assumed Employer's obligations under this Agreement by operation of law within 30 days of receipt of a written notice from Executive requesting such acknowledgment.

                 7.03 Amendments. No amendment or modification of this Agreement will be deemed effective unless made in writing and signed by each party hereto.

                 7.04 No Waiver. No term or condition of this Agreement will be deemed to have been waived, nor will there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                 7.05 Assignment. This Agreement is not assignable, in whole or in part, by any party without the written consent of the other party.

                 7.06     Legal and Accounting Fees.

                          (a) Employer will pay legal and accounting fees charged by Munger, Tolles & Olson and Price Waterhouse in connection with entering into this Agreement. In addition, upon Executive's request, Employer will also pay or reimburse Executive for the cost, not to exceed $15,000, of professional accounting and tax services in connection with the receipt of payments under Section 5.03 of this Agreement unless the Period of Employment terminated under Section 5.01(c) or (f). Employer will make a tax gross-up payment to Executive, if necessary, to offset any taxable income which is reported for or realized by Executive with respect to these legal and accounting fees.

                          (b) Each party will bear its own legal and accounting fees in connection with any claim or dispute arising out of or relating to this Agreement.

                 7.07 Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision will be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement will not be affected.





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
                 7.08 Notices. All notices under this Agreement will be in writing and will be deemed effective when delivered in person (in Employer's case, to its Secretary) or twenty four (24) hours after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail -- addressed, in the case of Executive, to him at his last residential address known by Employer and, in the case of Employer, to its corporate headquarters, attention to its Secretary, or to such other address as Executive or Employer may designate in writing at any time or from time to time to the other party. In lieu of notice by deposit in the U.S. mails, a party may give notice by telegram, telex or telecopy, in which case such notice will be deemed effective upon receipt.

                 7.09 Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

                 7.10 Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                 7.11     Arbitration.

                          (a) All disputes between Executive (and his attorneys, successors, and assigns) and Employer (and its employees, agents, successors, attorneys and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of Executive and all disputes arising under this Agreement, but excluding any claims by Executive based on race, sex or age discrimination ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Executive) shall be considered third party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

                          (b) Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association ("AAA Employment Rules"), except as provided otherwise in this Agreement. The arbitrator shall be selected from a source provided by the Judicial Arbitration and Mediation Service ("J.A.M.S."). In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or





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
                                  administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in San Francisco, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this
                                  Section 7.11.  The fees of the arbitrator
                                  shall be split between both parties equally.

                          (c) All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

                          (d) The rights and obligations of Executive and Employer set forth in this Section 7.11 with respect to arbitration shall survive the termination of Executive's employment and the expiration of this Agreement.

         7.12 Change in Control. A "Change in Control" shall be deemed to have occurred upon: (i) the acquisition by any Person, other than Employer or one or more Persons controlling, controlled by or under common control with Employer, of beneficial ownership (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of eighty-five percent (85%) or more of Employer's outstanding voting securities, or (ii) a change in the composition of the Board of Directors of Employer (the "Board") over any period of thirty-six (36) consecutive months or less such that a majority of the Board members (determined by rounding up to the next whole number) cease to be comprised of individuals who either (A) were Continuing Directors at the start of such period or (B) were elected or nominated for election as Board members during such period by at least a majority of the Continuing Directors in office at the time such election or nomination was approved by the Board.

                 The 85% test in subparagraph (i) of the Change in Control definition shall be measured at the time the transaction resulting in the Change in Control first commences, and there shall be excluded from such calculation, to the extent provided pursuant to Section 203 (or any successor provision) of the Delaware General Corporation Law, shares owned by (i) persons who are both officers and directors of Employer and (ii) employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan are to be tendered in a tender or exchange offer.

                 "Continuing Director" shall mean any member of the Board who has served continually as such Board member from and before the commencement of the transaction resulting in the Change of Control.





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
                 "Person" shall mean any individual firm, partnership, corporation or other entity and shall include any successor of such entity and all Affiliates, Associates and Subsidiaries (as such terms are defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) of such entity.

                 IN WITNESS WHEREOF, Employer and Executive have executed this Agreement as of the date set forth in the first paragraph above.


        EMPLOYER:                                TANDEM COMPUTERS INCORPORATED



                                                 By____________________________
                                                 Its___________________________


        EXECUTIVE:                               ______________________________





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